Exhibit 99
FOR IMMEDIATE RELEASE

Contact:	Investor Relations Department
(954) 883-1000
investor.relations@applicamail.com
Applica Incorporated Announces
NYSE Non-Compliance Notice
     Miramar, Florida (August 12, 2005) — Applica Incorporated (NYSE: APN) today announced that it has been notified by the New York Stock Exchange (NYSE) that it is not in compliance with the NYSE’s continued listing standards. Applica is considered “below criteria” by the NYSE because over a consecutive 30 day trading period, its total market capitalization and its shareholders’ equity were each less than $75 million.
     While Applica was in full compliance with the previous continued listing standards set forth by the Exchange, the NYSE recently adopted new continued listing standards with which the Company is not currently in compliance. In accordance with the continued listing criteria set forth by the NYSE, the Company intends to present a plan to the NYSE within the 45 day required timeframe demonstrating how it intends to comply with the continued listing standards.
     Applica Incorporated and its subsidiaries are marketers and distributors of a broad range of branded small household appliances. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®, its own brand names, such as Windmere®, LitterMaid®, Belson® and Applica®, and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean. The Company operates a manufacturing facility in Mexico. Additional information regarding the Company is available at www.applicainc.com.